Exhibit 22.(j)

Consent of Independent Auditors

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Other Information” in Post-Effective Amendment No. 28 under the Securities Act of 1933 and Amendment No. 30 under the Investment Company Act of 1940 in the Registration Statement (Form N-1A No. 33-90888 and 811-9010) and related Prospectus and Statement of Additional Information of Transamerica Investors, Inc. and to the incorporation by reference therein of our report dated January 31, 2005, with respect to the financial statements and financial highlights of Transamerica Premier Funds included in its Annual Report for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Los Angeles, California

April 28, 2005